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Prudential Financial, Inc.

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Video Message to Shareholders

Karl J. Krapek, Lead Independent Director, Prudential Financial, Inc.

Transcript

March 22, 2016

Introduction

Hello. I’m Karl Krapek, lead independent director of Prudential Financial’s board. This is my second video release, an initiative which we started last year to share the Board’s views about issues of great importance to our shareholders.

I’d like to start by offering some insight into my history on Prudential’s Board, which I joined 12 years ago. Before joining this Board, I held a number of senior roles at United Technologies for 20 years, including president and chief operating officer.

I joined Prudential’s Board because I share many of the same values so important to the company, such as:

A steadfast commitment to integrity, which is our solemn promise in every aspect of how we operate;

A commitment to social responsibility, which I personally demonstrate by volunteering with a number of organizations that provide support and opportunities for young people;

A commitment to creating value through long-term strategic thinking;

And…

The belief that developing the best leadership is key to the company’s ability to compete effectively.

Board Oversight

The Board has overseen Prudential through a number of business, economic, and regulatory cycles. As always, with change, there are opportunities. Through Board oversight, we monitor the evolving environment, executing on our strategy to move the organization ahead, and supporting management in seizing opportunities to innovate and emerge even stronger. Each experience has enabled us to identify ways to fortify our competitive position and operational strength.

We are pleased that Prudential is operating from a position of strength. The composition and quality of our business mix is carefully structured. We manage our businesses to generate value for all stakeholders through a steadfast focus on prudent execution. This approach has enabled the company to return capital to shareholders consistently and in a disciplined manner while continuing to support growth initiatives in our businesses.

Your Board of Directors takes its role as stewards of your company very seriously. Our commitment to good governance is at the core of our ability to maintain independence of thought and action. In addition, our proactive approach to shareholder engagement helps us stay informed and responsive to investors’ concerns.

Succession Planning

Like you, we want the right directors with the right skills to oversee our company’s long-term strategy and risks. We regularly evaluate our directors’ skills, and identify new candidates based on the insights and knowledge they could bring. Each potential new director is measured against a range of qualifications including industry, financial, risk, and business experience.

In 2016, we welcomed several new directors, as some of our long-tenured directors will leave the board at the end of their terms. We chose the new directors because they possess skills that are complementary to our industry, the regulatory environment, and our company’s risk profile. You can learn more about our prospective board members from our proxy statement.

Closing Remarks

I hope this video gives you additional perspective about our Board. I know I speak for all of Prudential’s directors when I say that we are committed to working on your behalf to achieve long-term value for our company. Thank you for your continued support of our management and Board leadership.

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